EXHIBIT 10.73
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STOCK PURCHASE AGREEMENT AND RECEIPT


      THIS STOCK PURCHASE AGREEMENT AND RECEIPT (this "Agreement") is made and entered into this 28th day of February, 1997 by and between TIME INSURANCE COMPANY, a Wisconsin corporation ("Time"), and STAFF BUILDERS, INC., a Delaware corporation ("Staff
Builders").


RECITALS

      WHEREAS, Staff Builders and Time entered into that certain Management and Stock Option Agreement, dated February 29, 1996 (the "Management and Option Agreement"), whereby Time purchased an option (the "Option") from Staff Builders to purchase 100% of the issued and outstanding capital stock of Staff Builders' wholly owned subsidiary AdultCare, Inc. ("AdultCare") (capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Management and Option Agreement);

        WHEREAS, pursuant to and in accordance with the Management and Option
Agreement, Time has managed the operations of AdultCare since
February 29, 1996;

        WHEREAS, pursuant to a letter dated January 22, 1997, Time elected to exercise its Option and purchase the capital stock of AdultCare from Staff Builders, and such transaction is being consummated simultaneously herewith (the "Closing");

        NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1.1     Purchase Price.

The purchase price for the exercise of the Option and the purchase of 600 shares of the Common Stock, no par value, of AdultCare which constitutes one hundred percent (100%) of the issued and outstanding capital stock of AdultCare shall be $1,460,330.00 (the "Purchase Price"). Time has paid the Purchase
Price to Staff Builders as set forth below:

(a) $525,000.00 which is an amount equal to the net tax benefit to the Staff Builders consolidated tax group resulting from its use, for federal income tax purposes, of the net operating losses generated by AdultCare that are based on the amount of funding provided by Time for the period from January 1, 1996 through the date of the exercise of the Option (the "NOL");

(b) $300,000.00 in cash that was paid by Time to Staff Builders on March 1, 1996 and the 1995 Payments totaling $160,330.00 that were made by Time (collectively, the Option Payment); and

(c)     $475,000.00 in cash by wire transfer which Time has herewith paid.

1.2     Deliveries.  At the Closing,

(a)     Time has paid the Purchase Price in accordance with Section
        1. I above;

(b) Staff Builders has delivered to Time the certificate or certificates representing the 600 shares of AdultCare common stock ("Common Stock"), representing 100% of the capital stock, either duly endorsed for transfer to Time or accompanied by appropriate stock powers;

(c) Staff Builders and Time have caused AdultCare to issue and deliver to Time a new certificate for the Common Stock, in due and proper form and registered in the name of Time, and

(d) the parties have delivered to each other the documents and instruments specified in Sections 5, 6 and 7 of the Management and Option Agreement.

Each party acknowledges receipt of all such deliveries by the other party.

1.3     Survival of Representations and Warranties, Covenants and
Agreements and Indemnification Obli2ations.   All representations
and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the execution hereof and the Closing of the purchase of the Common Stock. Additionally, all covenants and agreements made in this Agreement, in the Management and Option Agreement including, but without limitation, those covenants in Article 6 of the Management and Option Agreement, or in any certificate or instrument delivered pursuant to this Agreement shall survive the execution hereof and the Closing of the purchase of the Common Stock. The indemnification obligations of the parties pursuant to Article VIII of the Management and Option Agreement shall survive in accordance therewith.

1.4     Additional Representation by Time.

        (a) Except for information designated as estimates, Time hereby certifies that all information submitted by Time to Staff Builders to enable Staff Builders to file any required tax returns for AdultCare or to enable the parties to establish the NOL pursuant to Section I.I(a) of this Agreement is current, complete and accurate, and has been prepared in accordance with GAAP. Time further certifies that all expenses submitted to Staff Builders are reasonable and necessary for the operation of AdultCare's business and that all revenues have been recorded.

        (b) Time will provide to Staff Builders, no later than March 31, 1997, any and all adjustments with respect to the January and February AdultCare financial statements, to reflect the actual revenues and expenses in lieu of estimates originally recorded.
Time hereby certifies that it has not taken and will not take on any tax return, any expense submitted to Staff Builders with respect to the determination of the NOL in the Purchase Price.


1.6 338(h)(10) Election. Pursuant to Section 5.6 of the Management and Option Agreement, Time hereby notifies Staff Builders that Time elects to have Staff Builders join with Time in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to the purchase and sale of the Common Stock. Section 5.6 of the Management and Option Agreement shall govern the Section 338(h)(10) Election and the parties agree to cooperate fully in connection with such Election.

1.7 Miscellaneous. This Agreement (i) shall be construed and enforced in accordance with the internal laws of the state of Florida without regard for its conflict of laws principles, and
(ii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The captions and other headings combined in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Time and Staff Builders any rights or remedies hereunder.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                STAFF  BUILDELRS, INC.

Attest:                         By: /s/ Gary Tighe
                                Name:Gary Tighe
/s/ Renee Silver                Title:Chief Financial Officer
Secretary


                                TIME INSURANCE COMPANY
                                By:     /s/ William B. Robinson
                                Name:           William B. Robinson
                                Title:          President - Long Term Care

Attest:

/s/ A. Mayberry
Secretary